EXHIBIT 10.4

NATIONAL PENN BANCSHARES, INC.
CONSULTING AND NONCOMPETITION AGREEMENT

This Consulting and Noncompetition Agreement (this “Agreement”) is being entered into as of as of January 27, 2010, by and between National Penn Bancshares, Inc., a Pennsylvania corporation (“National Penn”), and Michael R. Reinhard (the “Consultant”).

RECITALS:
WHEREAS, the Consultant desires to provide the services described herein subject to the terms and conditions set forth below:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Consultancy.  During the period beginning on the date on which Consultant’s employment with National Penn is terminated (the “Termination Date”) and for a period of twelve (12) months thereafter (the “Consulting Period”), the Consultant shall undertake to provide his personal advice and counsel to National Penn and its subsidiaries and affiliates in connection with the business of National Penn and its subsidiaries, including, but not limited to:

(a)           providing continued services in the same manner as when he was employed on a permanent basis as necessary to ensure a proper transition of his former job function to his replacement;

(b)           consulting with National Penn regarding the operations and customer relationships of National Penn and its subsidiaries;

(c)           providing introductions to customers and providing personal services similar to those the Consultant is currently providing National Penn; (collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein.  The Consultant shall provide such Consulting Services as may be requested from time to time by either the President and Chief Executive Officer or Senior Executive Vice President and Chief Operating Officer of National Penn.  During the Consulting Period, the Consultant shall be available to devote up to 30 hours per week of his business time, attention, skills and efforts (other than during holidays, vacations and periods of illness) to the business and affairs of National Penn and its subsidiaries and affiliates and shall use his reasonable best efforts to promote the interests of National Penn and its subsidiaries and affiliates.  Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as reasonably determined by National Penn.  The Consultant shall be available for meetings at the principal executive offices of National Penn at such times as National Penn shall reasonably require.

(d)           During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of National Penn or any subsidiary or affiliate of National Penn.

(e)           The obligations of National Penn under this Agreement are subject to and contingent upon the Consultant continuing to be employed by National Penn from the date hereof until the Termination Date.

2.           Non-Disclosure of Confidential Information. Except in the course of performing the Consulting Services hereunder, and in the pursuit of the business of National Penn or any of its affiliates, the Consultant shall not, except as required by law, at any time during or following the Consulting Period, disclose or use any confidential information or proprietary data of National Penn or any of its affiliates or predecessors, unless such confidential information or proprietary data become publicly known through no fault of the Consultant.  Without limiting the generality of the foregoing, the Consultant agrees that all information concerning the identity of the customers of National Penn and its affiliates and the relations of such entities with their customers is confidential information.  This Section 2 shall survive the termination or expiration of the Consulting Period.

3.           Non-Competition Provisions.  The Consultant agrees that during the Consulting Period, the Consultant will not (i) without the prior written consent of National Penn (which consent may be given at National Penn’s discretion, but not unreasonably withheld), directly or indirectly, engage in, become interested in, or become associated with, in the capacity of employee, consultant, director, officer, owner, principal, agent, trustee or in any other capacity whatsoever, any proprietorship, partnership, corporation, enterprise or entity located within a fifty (50) mile radius from Boyertown, PA, which proprietorship, partnership, corporation, enterprise or other entity is, or may be deemed to be by National Penn, competitive with any business carried on by National Penn or its affiliates including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Consultant from owning bonds, voting and non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of National Penn or any of its affiliates to leave the employment of such entities, or (iii) without the prior written consent of National Penn (which consent may be given at National Penn’s discretion, but not unreasonably withheld) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of National Penn or any of its affiliates) any customer of National Penn or any of its affiliates to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with National Penn or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between National Penn or its affiliates and any such customers.

4.           Compensation.  In consideration of the obligations and commitments of the Consultant under this Agreement, including Sections 1, 2 and 3 hereof, National Penn shall pay to the Consultant twelve equal installment payments in amounts equal to $14,583.33 per month on the last business day of each month during the Consulting Period.

5.           Benefits.  If Consultant was participating in medical and dental coverage under a Company-sponsored plan immediately prior to the Termination Date, Consultant will receive such medical and dental benefits during the Consulting Period, commencing as of the Termination Date, subject to Consultant’s continued payment of the applicable monthly premiums at active Company employee rates.  Health benefits to which Consultant is entitled by law under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) will commence immediately upon the cessation of the Consulting Period.

6.           Successors and Assigns.

(a)           During the Consulting Period, National Penn will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that National Penn would be required to perform it if no such succession or assignment had taken place.  Any failure of National Penn to obtain such agreement prior to the effectiveness of any such succession or assignment during this twelve-month period shall be a material breach of this Agreement.

(b)           This Agreement and all rights of the Consultant shall inure to the benefit of and be enforceable by the Consultant’s personal or legal representatives, estate, executors, administrators, heirs and beneficiaries.  In the event of the Consultant’s death, any amounts accrued and unpaid through the date of death shall be paid to the Consultant’s estate, heirs and representatives.  Except as provided in this Section 6, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.           Enforcement.  This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

8.           Amendment.  This Agreement may be amended or modified at any time by a written instrument executed by the parties.

9.           Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

10.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

11.           Headings and Construction.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

12.           Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the Executive Agreement shall remain in effect as amended by this Agreement.

IN WITNESS WHEREOF, National Penn has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, all as of the date first written above.

NATIONAL PENN BANCSHARES, INC.

/s/ Scott V. Fainor
Name: Scott V. Fainor
Title: President & CEO

WITNESS:

/s/ H. Anderson Ellsworth	/s/ Michael R. Reinhard
H. Anderson Ellsworth	MICHAEL R. REINHARD